EXHIBIT 99.1

CIMETRIX INCORPORATED

EXTENSION OF THE

EMPLOYMENT AGREEMENT

THIS EXTENSION OF THE EMPLOYMENT AGREEMENT (this "Extension") is made and entered into this 18th day of March, 2010, by and between CIMETRIX INCORPORATED, a Nevada corporation (the "Company"), and Robert H. Reback (the "Executive"), to be effective as of January 1, 2010 (the "Effective Date").

WHEREAS, Company and Executive entered into an Employment Agreement which was effective October 1, 2001 and scheduled to terminate on December 31, 2003 and an Extension of the Employment Agreement which was effective January 1, 2004 and scheduled to terminate on December 31, 2005 (collectively, the "Agreement"); and

WHEREAS, the Company and Executive desire to extend the Agreement for an additional two (2) years with particular changes to the compensation package.

NOW THEREFORE, in consideration of Executive's continued employment by the Company, and the mutual promises and covenants contained in, and the mutual benefits to be derived from, the Agreement and this Extension, the parties hereto agree as follows:

1.         Continued Employment.

The Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment, upon the terms and conditions set forth in the Agreement as modified herein, from January 1, 2010 through December 31, 2011 (the “Extension Period”).

2.         Modification to Compensation and Benefits.

In addition to the compensation and benefits set forth in Section 3 of the Agreement, the Executive shall be entitled to:

Immediately on execution of this Extension, the Company shall cause to be issued to Executive a Restricted Stock award under the 2006 Long-Term Incentive Plan of 300,000 shares of the Company’s common stock, vesting 100,000 immediately; 100,000 shares on December 31, 2010; and 100,000 shares on December 31, 2011.  Notwithstanding the foregoing, if at any time prior to December 31, 2010, the price of the Company's common stock closes above $0.20 per share for a period of thirty (30) consecutive trading days, then 50,000 of the shares scheduled to vest on December 31, 2010 will immediately vest.  If, at any time prior to December 31, 2011, the price of the Company's common stock closes above $0.35 per share for a period of thirty (30) consecutive trading days, then 50,000 of the shares scheduled to vest on December 31, 2011 will immediately vest.  Except as provided below, such award shall immediately vest on the date of a Change in Control as defined in the Agreement.

            Any provision herein to the contrary notwithstanding, if acceleration of vesting of any stock option or award would otherwise result in imposition of an excise or penalty tax on Executive under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, the number of stock options and restricted stock awards as to which vesting is accelerated shall be reduced, pro rata to their relative value, to the extent necessary to avoid the Parachute Payment Penalty Tax, provided the value and amount of such reduction does not exceed the Parachute Payment Excise Tax avoided.  In applying this provision, the rules of Code Section 280G and the Treasury Regulations promulgated thereunder (including any Treasury Regulations providing for valuation of the acceleration of vesting of stock options and restricted stock) shall apply.

All other compensation identified in Section 3 of the Agreement shall remain the same as identified therein.

3.         Effectiveness of All Other Provisions of Agreement.

The Company and Executive agree that all other provisions of the Agreement shall remain in full force and effect during the Extension Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                                                    THE COMPANY:

                                                                                    CIMETRIX INCORPORATED

                                                                                    /s/ Alan Weber

                                                                                    By:  Alan Weber

                                                                                    Its:  Compensation Committee Chairman

                                                                                    EXECUTIVE:

                                                                                    /s/ Robert H. Reback

                                                                                    Robert H. Reback